EXHIBIT (d)(34)

FEE REDUCTION AGREEMENT

     AGREEMENT effective as of May 1, 2011, between Eaton Vance Mutual Funds Trust (the “Trust”) on behalf of its series, Eaton Vance Tax-Managed Equity Asset Allocation Fund (the “Fund”), and Eaton Vance Management (the “Adviser”).

     WHEREAS, the Trust on behalf of the Fund has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at specified rates;

     WHEREAS, the Adviser has agreed with the Board of Trustees of the Trust to reduce the advisory fee rates as described 1 below; and

     WHEREAS, the Adviser and the Trust wish to memorialize the foregoing in writing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby agree as follows:

1.	Notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee in accordance with the fee schedule included as Appendix A.
2.

This Agreement only may be terminated or amended upon the mutual written consent of a Trust and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.	For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall the meaning specified in the Declaration of Trust of the Fund.
4.	This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

          Eaton Vance Mutual Funds Trust on behalf of Eaton
       Vance Tax-Managed Equity Asset Allocation Fund

By: /s/ Barbara E. Campbell_______________ Barbara E. Campbell Treasurer

Eaton Vance Management

By: /s/ Maureen A. Gemma___________ Maureen A. Gemma Vice President

Exhibit A

Annual Asset
Daily Net Assets	Based Fee
Up to $500 million	0.750%
$500 million but less than $1 billion	0.700%
$1 billion but less than $1.5 billion	0.675%
$1.5 billion but less than $2.5 billion	0.650%
$2.5 billion and over	0.625%

017_0206